Exhibit 10.6

AMENDED AND RESTATED WATER DEDICATION AND GATHERING AGREEMENT

BETWEEN

DAKOTA FLUID SOLUTIONS LLC, F/K/A MESA OIL SERVICES, LLC

AND

EMERALD OIL, INC. & EMERALD WB LLC

AMENDED AND RESTATED WATER DEDICATION AND GATHERING AGREEMENT

THIS AMENDED AND RESTATED WATER DEDICATION AND GATHERING AGREEMENT ("Agreement") is entered into on May 26, 2015, but effective as of the 1st day of July, 2014 (the "Effective Date") by and between DAKOTA FLUID SOLUTIONS LLC, formerly known as MESA OIL SERVICES, LLC ("Gatherer"), and EMERALD OIL, INC. and EMERALD WB LLC (collectively, "Producer"). The term "Producer" shall also include any other Affiliates of Emerald Oil, Inc. or Emerald WB LLC that own or control leasehold interests or Water from leasehold interests located within the Area of Dedication at any time while this Agreement remains in effect. Producer and Gatherer are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS

A. Producer is the operator of certain oil and gas leases, wells, and/or lands within the area described in Exhibit "A" attached hereto and by reference made a part hereof (the "Area of Dedication "), and may acquire additional interests in oil and gas leases and/or lands within the Area of Dedication during the term of this Agreement (such current and future interests are referred to as the "Leases").

B. Producer desires to have Gatherer receive, gather and deliver all the Water, as defined in Exhibit "C" of this Agreement, produced from the Wells and Leases within the Area of Dedication ("Producer's Water").

C. The Parties have previously entered into that certain Disposal Well Services Agreement ("Original SWD Agreement ") dated July 30, 2012, for the disposal of Producer' s Water in the Sanders and Spackler Salt Water Disposal Wells, described more specifically in Exhibit "B" and concurrent with entering into this Agreement, the Parties desire to supersede and replace that Original SWD Agreement to provide for gathering of Producer's Water by Gatherer's Water System, as further described herein, and delivery of Producer's Water for disposal at the Sanders and Spackler Salt Water Disposal Wells and/or any additional salt water disposal wells hereafter operated by Gatherer and/or any other salt water disposal systems in which Gatherer arranges for the connection to and disposal in (collectively, the "SWD Wells").

D. Gatherer desires to receive Producer's Water at the Receipt Points and deliver Producer's Water at the Delivery Points (as such terms are defined herein), utilizing the facilities constructed, owned and operated by Gatherer.

E. The Parties entered into that certain Water Dedication and Gathering Agreement dated effective July l, 2014, as amended by that certain Amendment No. 1 dated effective November 19, 2014 (the "Original Agreement' ) and desire now to amend and restate the Original Agreement in its entirety, effective as of July 1, 2014, to address and incorporate additional facilities to be constructed and operated by Gatherer at the request of Producer to receive Producer's Water, from the same Initial System DSUs as identified in Exhibit "B-1" herein at certain new "Infill Receipt Points" in exchange for additional consideration to Gatherer.

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F. The Parties also desire now to name and include Emerald WB LLC as a Producer Party to this Agreement and to have Emerald WB LLC ratify the Original Agreement.

Now therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

REPRESENTATIONS & COMMITMENTS OF PRODUCER

1.1         Producer's Representations. Producer represents and warrants to Gatherer, its successors and assigns, that Producer is the operator of or has the right to operate the Wells listed on Exhibit "B-2" and that Producer has constructed, intends to construct, or shall cause to be constructed, the facilities necessary, if any, to enable Producer to deliver to Gatherer at the Receipt Points all of Producer's Water in accordance with the terms and provisions of this Agreement, as well as any other facilities committed to by Producer under this Agreement.

1.2         Dedication. Producer hereby dedicates and/or commits to the performance of this Agreement and all of the terms and conditions herein for the Primary Term, as defined herein, as a covenant running with the land all of Producer's Water produced from the Wells. Producer covenants to deliver all of Producer's Water to Gatherer at the Receipt Points without other disposition except as otherwise provided in this Agreement.

1.3         Producer's Reservations. Producer, as a reasonable and prudent operator, hereby reserves the right to use Water for Producer's Well operations and to operate the Wells free from any control by Gatherer in such manner as Producer, in Producer's sole discretion, may deem advisable, including without limitation the right to enter into farmouts of any oil and gas lease subject to this Agreement, to abandon any Well and surrender any lease. Producer shall not be required to produce any Well or Wells in any manner which in its sole judgment and discretion would not constitute good operating practice, nor shall Producer be obligated to drill additional Wells or to deepen, repair or rework any existing Wells.

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1.4         Release Rights.

a.           Alternate Transport In Lieu of Temporary Release. The remedies provided in this Section 1.4(a) shall only apply with respect to the Infill Receipt Points beginning on the date that Gatherer provides notice to Producer that the Infill Receipt Points are ready to accept Producer's Water, and prior to such date Producer is responsible for transport of Producer's Water from wells located at the Infill Receipt Points at Producer's sole cost and expense. Producer shall bear all trucking costs prior to the Commitment Period. Notwithstanding any other provision herein, during any period after the Initial System In-Service Date, as defined in Section 2.4, in the event (i) Gatherer is unable or fails to accept delivery of any of Producer's Water into Gatherer's Water System for any reason, including Force Majeure, (ii) the Barrels of Producer's Water that Gatherer is unable or fails to accept delivery of would not exceed of the operational capacity of Gatherer's Water System, considered with respect to Gatherer 's Water System as a whole or the applicable Receipt Point, and (iii) there exists no uncured material breach of this Agreement on the part of Producer which causes Gatherer's inability or failure to accept delivery of Producer 's Water, then Gatherer remains obligated under Section 1.5 below to receive Producer's Water at the Receipt Points and truck or otherwise transport, to the SWD Wells or other proper disposal locations at Gatherer's option, all such Barrels of Producer's Water which Gatherer has failed to accept into Gatherer's Water System ("Alternate Transport Barrels"). Gatherer shall bear all costs to truck or otherwise transport the Alternate Transport Barrels from the Receipt Point to the SWD Wells or other proper disposal location. Trucking or other alternative transport by Gatherer shall be deemed a release from this Agreement of Producer's dedication obligation under this Agreement only to the limited extent it is a release from any obligation of Producer to deliver or Gatherer to receive and gather Producer's Water specifically onto the Water Gathering System for gathering, with all other terms and conditions of this Agreement, including but not limited to, Producer's obligation to pay the Base Fees attributable to the Alternate Transport Barrels, remaining in full force and effect. The Alternate Transport obligations set forth herein shall only apply to the Alternate Transport Barrels, and further do not extend to Producer's separate rights and obligations under the New SWD Agreement. Furthermore, during any Accounting Period in which an Alternate Transport Release occurs, the Alternate Transport Barrels shall be deemed Delivered Barrels for purposes of calculating the Shortfall Payment for such Accounting Period.

b.           Temporary Release. Notwithstanding any other provision herein, during any period after the Initial System In-Service Date, as defined in Section 2.4, in the event (i) Gatherer is unable or fails to accept delivery of any of Producer's Water into Gatherer's Water System for any reason, including Force Majeure, (ii) the Barrels of Producer's Water that Gatherer is unable or fails to accept delivery of would exceed the operational capacity of Gatherer's Water System, considered with respect to Gatherer's Water System as a whole or the applicable Receipt Point, and (iii) Gatherer does not otherwise elect to truck such excess Barrels of Producer's Water in the same manner as set forth in Section l.4(a), notwithstanding the fact that the operational capacity of Gatherer's Water System is exceeded, then Producer shall be temporarily released from the dedication under this Agreement, and at Producer 's election, in its sole discretion, from the dedication under New SWD Agreement ("Temporary Release") , upon delivering written notice to Gatherer, and Gatherer's acknowledgement of receipt of such notice. Failure of Gatherer to respond (or accept delivery of the Excess Barrels of Producer's Water) within twenty-four (24) hours to a waiver request from Producer shall be deemed to be a confirmation by Gatherer of the lack of capacity on Gatherer's Water System. The Temporary Release of Producer 's Water shall only apply to those quantities of Producer's Water, which Gatherer has failed to accept at the Receipt Points as provided in this Section l .4(b) ("Temporary Released Barrels"). Producer shall be solely responsible for all costs and expenses associated with the trucking or other transport of the Temporary Released Barrels and the costs and expenses associated with the disposal of the Temporary Released Barrels, to the extent Producer elects not to dispose of such Barrels into the SWD Wells, and such costs and expenses are not subject to reimbursement by Gatherer. Furthermore, the Temporary Released Barrels shall be considered Delivered Barrels for purposes of calculating the Shortfall Payment for such Accounting Period.

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c.           Permanent Release. Except for the six (6) month period commencing as of the Initial System In-Service Date, and subject to Section 2.6 in the context of future expansion beyond the Initial System, as applicable, in the event Gatherer has not accepted delivery of the entire quantity of Producer's Water made available by Producer at the Receipt Points for any reason whatsoever , including, without limitation, Force Majeure or necessary maintenance affecting Gatherer's Water System or the SWD Wells, for a continuous period of ninety (90) consecutive days, or one hundred and twenty (120) days within a one hundred eighty (180) day period, Gatherer shall have the obligation to seek and put into place alternative, reasonably equivalent, gathering or trucking arrangements, as well as disposal arrangements if necessary, for Producer's Water, subject to the same Water Gathering Fees and other terms and conditions of this Agreement, then either Party shall have the right to have the portion of Producer's Water affected thereby permanently released from this Agreement (a "Permanent Release"), and at Producer 's election, in its sole discretion, from the dedication under New SWD Agreement, by delivering written notice thereof to the other Party within thirty (30) days after the expiration of any such ninety (90) consecutive day period, or one hundred eighty (180) day period as applicable. Furthermore, the applicable Minimum Barrels for each Accounting Period remaining during the Commitment Period shall be reduced by the Barrels produced from the Leases and Wells subject to Permanent Release for each such Accounting Period (the "Permanently Released Barrels").

1.5         Further Arrangements. Gatherer commits that, during the Primary Term and any Extended Term of this Agreement, as defined in Section 7.1 below, it will maintain all necessary arrangements to provide for the further transportation, disposition, and disposal of Producer's Water consistent with Producer's required communications under Section 2.8 herein and subject to Force Majeure, following Gatherer's receipt of Producer's Water at the Receipt Points. Gatherer will use reasonable efforts to enter into trucking arrangements as needed at the Receipt Points or Delivery Points to facilitate the further transport, disposition and disposal of Producer's Water. For all Barrels of Producer's Water received by Gatherer at the Receipt Points hereunder, Producer shall pay all Water Gathering Fees otherwise due on those Barrels under this Agreement as if received into Gatherer's Water System as well as fees for such Barrels arising under the New SWD Agreement whether or not such Barrels are in fact gathered on the Gatherer's Water System under this Agreement, and Gatherer shall bear one hundred percent (100%) of the costs of any trucking fees or similar charges to transport, redeliver, and dispose of Producer's Water by alternative transportation means or at alternative disposal facilities.

1.6         Memorandum of Agreement. Upon execution of this Agreement, the Parties shall execute a new Memorandum of Dedication of Water Production under this Agreement, in substantially the form attached as Exhibit "D" including a legal description of the Area of Dedication that corrects and replaces the Memorandum of the Original Agreement by expressly including Emerald WB LLC as a dedicating party, together with any of Producer's other Affiliates which own or control leasehold interests or Water from leasehold interests located within the Area of Dedication, during the Primary Term or Extended Term of this Agreement. Such Memorandum shall be placed of record in each county in which the Wells are located with Producer to bear all costs. In the event of any Permanent Release or termination of this Agreement, in whole or in part, the Parties shall execute appropriate instruments to be placed of record in each county in which the Wells are located, providing notice of the amended Area of Dedication or termination of this Agreement.

1.7        Superseding and Replacement of SWD Agreement. Producer acknowledges and agrees that as a condition precedent to Producer's rights and Gatherer's obligations under this Agreement, the Original SWD Agreement shall be superseded and replaced by a new agreement (the "New SWD Agreement "), entered into on or before the Effective Date of this Agreement, as needed to accomplish the purpose of this Agreement, and Producer shall execute the same. To the extent of a conflict between the terms of this Agreement and the terms of the New SWD Agreement, the terms of this Agreement shall control.

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ARTICLE II

FACILITIES

2.1         Gatherer's Water System. Gatherer will construct, operate and maintain a Water gathering system comprised of the Initial System, and any Future Receipt Points, Future Delivery Points, and expansions of Gatherer's Water System constructed pursuant to Section 2.6 (collectively "Gatherer's Water System") located as necessary to enable Gatherer to receive and gather Producer's Water from the Area of Dedication at the Receipt Points and deliver Producer's Water to the Delivery Points. Gatherer shall construct and operate Gatherer's Water System in a workman-like manner and in accordance with good oilfield practices, and in compliance with any applicable permits and licenses and all applicable rules, laws and regulations. Gatherer's Water System will consist of:

i.            "Receipt Points" shall be at the inlet of Gatherer's Metering Facilities located at the locations described on Exhibit "B" as RP1 through RP8 (the "Initial Receipt Points") and as RP10 through RP14 and RP16 (the "Infill Receipt Points"),together with any additional locations installed as part of any expansion of Gatherer's Water System beyond the Initial System (the "Future Receipt Points").

ii.           "Delivery Points" shall be the inlet flange of the disposal station piping of the SWD Wells located at the locations described on Exhibit "B" (the "Initial Delivery Points"), together with any additional locations installed as part of any expansion of Gatherer's Water System beyond the Initial System (the "Future Delivery Points").

iii.          "Gatherer 's Receipt Point Facilities" means all facilities owned, operated, and maintained by Gatherer at the Receipt Points to facilitate the connection of the Producer's Water Facilities (as defined below) with the Gathering Lines.

iv.          "Metering Facilities" including suitable custody transfer measurement equipment located at or near the Receipt Points to measure the Barrels of Producer's Water received by Gatherer.

v.           "Gathering Lines" means water gathering pipelines extending from the Receipt Points to the Delivery Points, together with appurtenances thereto, with sufficient capacity across Gatherer's Water System to receive, gather and deliver Producer's Capacity, as defined in Section 3.1, attributable to such Receipt Point.

vi.          “Gatherer's Delivery Point Facilities” means all facilities owned, operated and maintained by Gatherer at the Delivery Points, but not including disposal facilities covered under the New SWD Agreement.

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2.2         Rights-of-Way. At the time of executing this Agreement, Producer has completed its acquisition of rights-of-way (the "ROW" or "ROWs") from certain landowners within the Area of Dedication ("Landowners") authorizing the construction, installation and operation of multiple pipelines within the same right-of-way corridor. Producer shall be able to assign the ROWs in part to Gatherer, so as to grant Gatherer the right to install a single Water gathering line and related facilities in the corridor of the ROW in connection with the construction, installation, and operation of the Initial System. Due to Producer's existing relationship with the Landowners, and in an effort to maximize efficiency, Producer will continue to interface directly with the Landowners until such time as the ROWs have been partially assigned to Gatherer, except as described below. Producer has tendered compensation to the respective Landowner and has recorded the respective ROW with the McKenzie County Clerk and Recorder. With respect to each ROW, until such time as Producer assigns the ROWs to Gatherer, Producer shall indemnify and hold harmless Gatherer, its Affiliates, and their respective employees, officers, directors, contractors and subcontractors (collectively, "Gatherer Indemnified Parties")from and against any and all trespass claims or claims arising out of the invalidity of any ROW brought by third party landowners arising from Gatherer's ingress to, egress from, entry upon, and use of such ROWs for survey, construction, installation and operation of the Gatherer's Water System except to the extent arising from the gross negligence or willful misconduct of Gatherer Indemnified Parties.

Producer shall use commercially reasonable efforts to obtain any third party consents required to assign its ROWs to Gatherer (each a "Consent to Assign ") . In the event Producer, despite commercially reasonable efforts, is unable to obtain any Consent to Assign Producer shall continue to hold such ROW for the benefit of Gatherer until such time as the Consent to Assign is obtained. Concurrently with the execution of this Agreement, Producer shall partially assign the ROWs to Gatherer, pursuant to the form of assignment attached hereto as Exhibit "G'', and within thirty (30) days of receipt of detailed invoice and reasonably requested supporting documentation, Gatherer shall pay Producer twenty percent (20%) of the actual and direct costs incurred in obtaining the ROWs (based on five (5) pipelines allowed within a ROW and adjusted up or down for fewer or more pipelines properly located within a single ROW)

However, if Gatherer determines that any ROW is unnecessary for the Initial System or is insufficient, lacking, or otherwise defective, such that Gatherer in its reasonable discretion must acquire a new right-of-way in lieu thereof, such ROW shall not be assigned to Gatherer and Gatherer shall not pay any portion of the costs associated with such ROW.

Gatherer may proceed to interface with and acquire the real property interests it requires, including additional rights-of-way or amendments to ROWs to serve the Infill Receipt Points directly from the Landowners or other owners of such interests ("Gatherer ROWs"). In the event that Gatherer, despite commercially reasonable efforts, is unable to obtain any right-of-way deemed necessary for Gatherer in its reasonable discretion to construct and install the portions of the Initial System serving the Infill Receipt Points prior to May 31, 2015 (an "OutstandingROW'), Gatherer may proceed with re-routing the course of the affected portion of the Initial System and acquire additional Gatherer ROWs to circumvent any uncooperative third party landowners with Gatherer to bear such Outstanding ROW costs and re-routing costs in the aggregate up to Eighty-Three Thousand Three Hundred and Thirty Three dollars ($83,333), which costs shall not be included in the Actual Construct Costs. In the event the Outstanding ROW costs are anticipated to exceed $83,333 the Parties shall promptly meet to develop a mutually agreeable plan to complete acquisition of Outstanding ROW. The Initial System Target In-Service Date shall be extended, as an Excused Delay as defined in Section 2.4 below, by the number of days, if any, that the construction and installation of the Initial System is delayed in order to acquire the Outstanding ROW or agree on a course of action, or otherwise due directly to the Outstanding ROW.

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2.3         Producer's Water Facilities and Construction. Producer at its own expense will construct, operate and maintain all facilities upstream of the Receipt Points as identified in Exhibits "B" and "B-2" necessary to enable Producer to deliver all of Producer's Water to Gatherer at the Receipt Points as identified in Exhibits "B" and "B-2" in a workman like manner and in accordance with good oil field practices, and in compliance with any applicable permits and licenses and all applicable rules, laws, and regulations. "Producer's Water Facilities" will consist of the facilities listed below. Producer shall provide the following facilities:

i.            "Piping" connecting Producer's Wells to the Receipt Points.

ii.           "Pumps" located upstream of each Receipt Point sufficient to effectuate the flow of Producer's Water into and on Gatherer's Water System and to allow Gatherer's Water System to operate at maximum capacity.

iii.          "Storage" or tankage facilities upstream of each Receipt Points having at least 24 hours of storage capacity for Producer's Water to be delivered to each Receipt Point.

iv.         "Utilities" including electrical or .other power at the Receipt Points furnished to Gatherer and sufficient for Gatherer's Receipt Point Facilities.

v.           "Filtering' for Water as set forth in Exhibit "F".

2.4         Initial System. The "Initial System" will consist of the initial facilities of Gatherer, described generally above and on Exhibit "B", as necessary to connect the Initial Receipt Points and Infill Receipt Points with the Initial Delivery Points, also described on Exhibit "B". The Parties have agreed upon the configuration, design and construction of Gatherer's Water System and have deemed the Initial System as sufficient to serve all of Producer's Minimum Barrels commitment stated in Exhibit "E" and that the Initial System is sufficient to serve all of Producer's anticipated Barrels of Producer's Water from the Wells identified on Exhibit "B-2" (collectively, the "Initial System Wells") at the Initial Receipt Point or Infill Receipt Point listed in the column "Gatherer Receipt Point Construction Responsibilities" next to each such Well.

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Subject to events of Force Majeure, severe winter weather, frost laws, road restrictions and other requirements or delays imposed by government agencies including without limitation delays in issuing ROWs on federal lands needed for the portion of Gatherer's Water System serving the Infill Receipt Points, whether or not within the scope of Force Majeure, that would make the diligent pursuit of similar construction or installation operations unreasonable for a reasonably prudent McKenzie County North Dakota gatherer faced with similar conditions (whether one or more, "Excused Delays "), Gatherer shall diligently construct, install and complete (y) the portion of Gatherer's Water System serving the Initial Receipt Points as described on Exhibit "B" and Exhibit "B-2" on or before June 1, 2015 (the "Start-Up Target Date") and (z) all of the Initial System including the Initial and Infill Receipt Points on or before August 31, 2015, as extended by the number of Days equal to any Excused Delay event (the "initial System Target In-Service Date ") . The Parties each agree that their respective obligations to meet the Start-Up Target Date are on a reasonable commercial efforts basis with no credits or penalties applicable to either Party for non-achievement. Producer acknowledges and agrees that any receipt, gathering and delivery of Water by Producer prior to the Initial System In-Service Date shall incur the applicable Water Gathering Fees and shall be provided on an interruptible basis at Gatherer's sole discretion as Gatherer may be completing the installation and construction of its Water Gathering System and may also need to undertake calibration and other activities to achieve the Initial System In-Service Date during that period, provided however, that Gatherer shall notify Producer twenty four (24) hours or as soon as practicable prior to any activities of Gatherer that may reasonably be expected to cause an interruption or otherwise prevent Gatherer from receiving Water from any Receipt Point from which Gatherer has previously accepted Water, and Gatherer shall keep Producer fully informed of the progress of such activities and any anticipated resumption of service from such Receipt Point(s). The date on which Gatherer has completed the construction and installation of the Initial System, in its entirety so as to be capable of receiving Producer's Water from all of the Initial Receipt Points and Infill Receipt Points identified on Exhibits "B" and "B-2" shall be the "Initial System In-Service Date". For avoidance of doubt, such completion by Gatherer shall be a deemed achievement of the Initial System In-Service Date notwithstanding the Initial System's partial or complete inability to accept and flow Water on the Initial System when such inability arises solely from Producer's delay or failure to complete its responsibilities and obligations under this Agreement, as extended by Force Majeure or in the case of delay or failure to complete re-run piping if caused by frost laws imposed by government agencies.

i.            In the event, subject to Force Majeure or Excused Delay, Gatherer fails to complete its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B" and Exhibit "B-2", on or before the Initial System Target In-Service Date, and Producer has completed all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2", and is otherwise ready, willing and able to deliver Producer's Water to that portion of the Initial System that is not completed, the following shall occur:

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a.           the applicable Minimum Barrels for each Accounting Period, or portion thereof, between the Initial System Target In-Service Date and the Initial System In-Service Date, shall be reduced by the daily Barrels of Producer's Water produced from the Initial System In-Service Date Wells that would have been transported on the Initial System had such System been in operation for each such Accounting Period (the "Gatherer's Initial System Delay Pre-Inservice Barrels"); and

b.          Producer shall receive a credit against the Water Gathering Fees owed by Producer in that Accounting Period (or if none are owed in that Accounting Period, beginning in the next occurring Accounting Period in which Water Gathering Fees are owed by Producer and continuing for each successive Accounting Period until the credit is used in full, with the credit amount equal to the Base Fee for the Gatherer's Initial System Delay Pre-Inservice Barrels, up to a maximum total credit of Two Million dollars ($2,000,000) for all Gatherer's Initial System Delay Pre-Inservice Barrels under this Agreement together with all "Gatherer's Initial System Delay Pre-Inservice Barrels [or Volumes]" under the Related Dedication Agreements described in Section 8.3 herein ("Initial System Pre-Inservice Credit") .

ii.           In the event Gatherer has completed its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B'' and Exhibit "B-2" on or before the Initial System Target In-Service Date, but subject to Force Majeure or in the case of delay or failure to complete re-run piping if caused by frost laws imposed by government agencies, Producer has failed to complete all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2", and Gatherer is otherwise ready, willing and able to gather Producer's Water on that portion of the Initial System, then the following shall occur:

a.           the applicable Minimum Barrels for each Accounting Period, or portion thereof, between the Initial System Target In-Service Date and the Initial System In-Service Date, shall be reduced by the Barrels of Producer's Water produced from the Initial System In-Service Date Wells that would have been transported on the Initial System had Producer's Water Facilities been in operation for each Accounting Period (the "Producer's Initial System Delay Pre Inservice Barrels").

b.           Producer shall pay Gatherer an amount equal to the per Barrel Base Fee for the Producer's Initial System Delay Pre-Inservice Barrels beginning in the first Accounting Period following the Initial System In-Service Date and continuing for each successive Accounting Period until the payment is satisfied in full, up to a maximum of Two Million dollars ($2,000,000), for all Producer's Initial System Delay Pre-Inservice Barrels under this Agreement together with all "Producer's Initial System Delay Inservice Barrels [or Volumes]" as defined under the Related Dedication Agreements described in Section 8.3 herein ("Initial System Pre-Inservice Fee").

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iii.          In addition to Producer's remedies under Section 2.4(i), in the event Gatherer fails to complete its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B" and Exhibit "B-2", on or before the date that is sixty (60) Days after the Initial System Target In-Service Date, and Producer has completed all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2" and is otherwise ready, willing and able to deliver Producer's Water to that portion of the Initial System that is not completed, Producer shall have the option, exercisable in its sole discretion, to elect by written notice to Gatherer to construct and install the remainder of the Initial System, at Producer's sole cost and expense, whereupon Producer shall not owe any Base Fees for any of Producer's Water delivered to the Initial and Infill Receipt Points or flowing through that portion of the Initial System constructed and installed by Producer, until such time as the amount of Base Fees otherwise attributable to such Water, but retained by Producer, is equal to one hundred and ten percent (110%) of the total of Actual Construct Costs incurred by Producer to complete the construction and installation of the remainder of the Initial System.

iv.          Gatherer shall keep Producer reasonably informed of the progress on the construction and installation of the Initial System, and any Excused Delays in connection therewith. Producer shall have the right to have its representative present during any onsite construction or installation operations of the Initial System.

2.5         Disposal Facilities. All facilities downstream of the Delivery Points, including the SWD Wells, as necessary to enable the disposal of all of Producer's Water in the SWD Wells shall be addressed under the New SWD Agreement.

2.6         Future Expansion Beyond the Initial System. After installation of the Initial System, Gatherer will install and connect such Future Receipt Points, Future Delivery Points, and expansions of Gatherer's Water System, including but not limited to, installing additional or "looped" gathering lines or a larger diameter pipe that Gatherer in its sole judgment determines are necessary or desirable to gather Producer's Water dedicated under this Agreement from subsequent completed Wells drilled or acquired by Producer within the Area of Dedication as set forth in this Section 2.6. For avoidance of doubt, any expansion of Gatherer's Water System to serve Producer's Wells located outside the Area of Dedication is not contemplated by or covered under the scope of this Agreement. The Parties agree that Gatherer will own and operate any and all future expansions to Gatherer's Water System including any Producer Built Gathering Facility, as defined herein.

i.            In addition to providing Gatherer with annual drilling plans and quarterly updates to those plans under Section 2.8 below, Producer shall give Gatherer written notice (a "Connection Notice ") one hundred twenty (120) to ninety (90) Days prior to the completion of any new Well located within the Area of Dedication but outside of the Initial System DSUs, or within ten (10) days after acquiring any such completed Well, specifying: the Well name, Well location; the location of the nearest Receipt Point or proposed Future Receipt Point, as applicable, for such Well; drilling, completions and anticipated recompletion details; the minimum anticipated initial and annual Barrels of Producer's Water from such Well together with the anticipated available Barrels of Producer 's Water from the drilling spacing unit ("DSU') in which the Well is located as may be requested by Gatherer; and if a Distant Expansion under subsection (iv) below applies, also specifying up to four (4) DSUs that are each directly adjacent to or cornering the DSU (the "Contiguous DSUs") of the Distant Well (defined below) for possible Permanent Release at Producer's sole discretion under subsection (iv)(a) below if (iv)(a) applies and the anticipated available Barrels of Producer's Water from the four (4) Contiguous DSUs as may be requested by Gatherer (the anticipated Barrels from the DSU of the Distant Well and the four (4) Contiguous DSU Barrels if requested, are collectively the "Connection Barrels") . Concurrently with its Connection Notice under this Agreement, Producer shall provide Gatherer with the Connection Notices concerning the Well as required under the Related Dedication Agreements described in Section 8.3 of this Agreement. If a Well that is the subject of a Connection Notice is not completed within one hundred twenty (120) Days of the Connection Notice, following good faith discussions with Producer, Gatherer shall then have the option to deem the Connection Notice as invalid and of no further effect.

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ii.           In the event the Well, or the Future Receipt Point, if applicable, as identified in the Connection Notice requires less than or equal to a three (3) mile expansion of Gatherer 's Water System from an existing Receipt Point or Delivery Point, as Gatherer's Water System exists as of the date of the Connection Notice (a "Nearby Well"), Gatherer shall have the first option to construct, install and place into operation an expansion of Gatherer's Water System to connect to the Nearby Well at Gatherer's sole cost and expense, in exchange for Gatherer's ability to charge Producer an additional fee per Barrel for any Water from such Nearby Well or any other Well Producer flows through such expansion constructed by Gatherer, based on the sample calculation set forth in Exhibit "H," such that Gatherer has recouped Actual Construct Costs incurred by Gatherer to construct the expansion plus incremental operating expenses and capital expenditures needed to modify or upsize the Initial System or a prior expansion of the Initial System to accommodate the Connection Barrels, over a five (5) year period and receive a seven and a half percent (7.5%) internal rate of return ("IRR" as calculated by the Microsoft Excel IRR function financial formula) and trued up quarterly ("Expansion Fee"). For the avoidance of doubt the Expansion Fee shall be in addition to all other Water Gathering Fees due for the Connection Barrels and such Expansion Fee shall be reduced equitably if Gatherer, in its sole discretion, elects to construct and install an expansion of larger size or greater capacity than requested by Producer in its Connection Notice or required to serve Producer's Connection Barrels.

m.          Subject to Force Majeure and the condition that Producer has in fact completed such a Nearby Well, in the event Gatherer fails to timely construct, install and make available for operation on or before the later of ninety (90) days from receipt of the Connection Notice or the date the Well identified in the respective Connection Notice is completed, an expansion of Gatherer's Water System to connect the Connection Barrels from the Nearby Well, following good faith discussions with Gatherer, Producer shall have the option either to:

a.           Construct and install an expansion of Gatherer's Water System to connect to the Nearby Well, at Producer 's sole cost and expense, in exchange for Producer receiving a credit against any Base Fee component of the Water Gathering Fees otherwise owed Gatherer for any Water from such Nearby Well or any other Well flowing through such expansion constructed by Producer, until such time as the amount of the Base Fee component of the Water Gathering Fees otherwise attributable to such Water, but retained by Producer, is equal to the total of Actual Construct Costs incurred by Producer to construct the expansion based on the sample calculations set forth in Exhibit "H" such that Producer has recouped its Actual Construct Costs incurred by Producer to construct the expansion plus incremental operating expenses and capital expenditures needed to modify or upsize the Initial System or a prior expansion of the Initial System to accommodate the Connection Barrels, over a five (5) year period and receive a seven and a half percent (7.5%) IRR and trued up quarterly ("Expansion Credit”); or

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b.          Subject to Section l.4(c), obtain a Permanent Release from this Agreement of the Nearby Well and any of the Leases located within the same DSU as the Nearby Well but not located within an Initial System DSU.

iv.         In the event the Well, or the Future Receipt Point or Delivery Point, if applicable, as identified in the Connection Notice requires more than a three (3) mile expansion of Gatherer's Water System, as Gatherer's Water System exists as of the date of the Connection Notice ("Distant Well") or involves a connection of Gatherer's Water System with facilities of third parties not connected to Gatherer's Water System as of the date of the Connection Notice (one or both situations, a "Distant Expansion "), the Parties shall promptly pursue good faith negotiations of mutually agreeable terms and conditions of such expansion and strive to enter into a definitive separate agreement or written amendment setting forth a definitive agreement as to such Distant Expansion. In the event the Parties have not reached agreement on or before the later of ninety (90) days from receipt of the Connection Notice or the date the Well identified in the respective Connection Notice is completed, for the terms of such a Distant Expansion of Gatherer's Water System, following good faith discussions with Gatherer, Producer shall have the option to:

a.           Subject to Section 1.4(c), obtain a Permanent Release from this Agreement of any of the Leases located within the DSU of the Distant Well, and the four (4) Contiguous DSUs but only if such Leases are not located within an Initial System DSU.

v.           Gatherer shall keep Producer reasonably informed of the progress on the construction and installation of any expansion of Gatherer's Water System. Producer shall have the right to have its representative present during any onsite construction or installation operations of any expansion of Gatherer's Water System.

2.7         Construction or Expansion by Producer. In the event Producer elects to construct, install or expand any portion of Gatherer's Water System pursuant to an express right provided under this Agreement (a "Producer Built Gathering Facility "), the following shall apply:

i.            Each Producer Built Gathering Facility shall be constructed and installed by Producer according to the reasonable design and construction specifications of Gatherer. In constructing and installing the Producer Built Gathering Facility, Producer shall have the right to utilize any available water pipeline right-of-way or easement rights of Gatherer and any materials of Gatherer, at cost.

ii.           Upon completion of any Producer Built Gathering Facility, Producer shall assign such Producer Built Gathering Facility to Gatherer, at no charge to Gatherer, but expressly subject to the terms of this Agreement, whereupon it shall become part of Gatherer's Water System.

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m.          If Producer has incurred Actual Construct Costs pursuant to Section 2.6(iii)(a), once Producer has recouped all of such Costs pursuant to Section 2.6, Gatherer may begin to assess applicable Base Fee components of Water Gathering Fees for all Water delivered by Producer into or flowing through such Producer Built Gathering Facility. Gatherer may begin to assess all other components of the Water Gathering Fees for all Water delivered by Producer beginning upon the commencement of receipt into or flow through such Producer Built Gathering Facility.

iv.          For the avoidance of doubt, for purposes of determining whether Producer has delivered the Minimum Barrels in any Accounting Period pursuant to the terms and conditions set forth on Exhibit "E", any Water delivered during such Accounting Period for which Producer does not owe any Base Fee component of the Water Gathering Fees pursuant to its incurrence of Actual Construct Costs pursuant to Article 2 of this Agreement shall be included in the Delivered Barrels.

2.8         Producer's Anticipated Barrels. Upon the execution of this Agreement, and thereafter by October first (1st) of each calendar year, Producer shall communicate its drilling, completion and recompletion plans to Gatherer in writing, including locations, anticipated spud dates, together with anticipated Barrels to be delivered to Gatherer, for the next calendar year. Additionally, during Gatherer's construction of facilities to serve the Infill Receipt Points, Producer shall promptly notify Gatherer of any delay in its drilling and completion schedules for the Wells identified in Exhibit "B-2'', including without limitation delays in completion of any Wells on Exhibit "B-2" later than June 1, 2015. At all other times during the Primary Term or Extended Term, no later than the last day of each calendar quarter, Producer shall notify Gatherer in writing with reasonable detail of any changes or additions to its drilling plans for the succeeding twelve (12) Accounting Periods. In addition to providing Connection Notices, pursuant to Section 2.6(i), Producer shall provide updates to Gatherer, as needed, of specific drilling and completion plans and actual initial production dates.

2.9         Ownership of Facilities. Producer expressly does not by the terms of this Agreement, sell, transfer or assign unto Gatherer any title or interest whatsoever in the Wells or any pipe, lines or other equipment of any nature owned and used by Producer in the operation of Producer's Wells, Producer's Water Facilities, Wells, or Leases. Gatherer expressly does not by the terms of this Agreement, sell, transfer, or assign unto Producer any title or· interest whatsoever in Gatherer's Water System, or any pipelines, vehicles or other equipment of any nature owned and used by Gatherer in the operation of Gatherer's Water System or its performance of services under this Agreement.

ARTICLE III

GATHERING SERVICE

3.1         Producer's Capacity. Commencing on the Initial System In-Service Date, Gatherer shall make capacity available for Producer's Water on Gatherer's Water System up to 8000 Barrels/day at 250 Psig at each of the five individual Initial Receipt Points, RPI through RPS as described more specifically on Exhibit "B", and up to the operational capacity of other Receipt Points and the Gathering Lines, ("Producer's Capacity") for the benefit of Producer's Water, subject to Force Majeure. Initially Gatherer's Water System shall provide exclusive service for Producer's Water. From time to time during the Term and on a daily basis, any capacity available on Gatherer's Water System in excess of Producer's Capacity shall be available to Gatherer for Third Party Water, as defined below in Section 3.4 on such days. Producer 's Capacity shall be adjusted upward by additional Connection Barrels served by expansions of Gatherer's Water System pursuant to Section 2.6 of this Agreement to the extent the overall capacity of Gatherer 's Water System increases as a result of such expansion, and downward by Permanently Released Barrels pursuant to Section 1.4(c) of this Agreement.

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3.2         Gathering. Subject to the terms and conditions of this Agreement, and Producer's delivery of all of Producer's Water within the Area of Dedication to Gatherer at the Receipt Points, Gatherer shall receive at the Receipt Points, gather, and deliver Producer's Water at the Delivery Points. Delivery of Producer 's Water to a specific Delivery Point will be at Gatherer's sole option and discretion.

3.3         Uniform Delivery Rate. The Parties will strive to deliver Producer's Water at the Receipt and Delivery Points on a uniform basis consistently.

3.4         Third Party Service. Producer acknowledges and understands that over the term of this Agreement and after prior written notice received by Gatherer, Gatherer's Water System may also receive water delivered to Gatherer by other parties ("Third Party Water") , at all times subject to Producer's Capacity and such Third Party Water meeting the Water Quality Specifications set forth in the attached Exhibit "F" as such Water Quality Specifications may be updated from time to time by Gatherer upon thirty (30) days advance written notice to Producer.

3.5         Priority of Service. Producer's Water, up to Producer's Capacity, shall be accorded highest priority on Gatherer's Water System with respect to capacity allocations, interruptions, or curtailments. On a Receipt Point basis and subject to Producer fulfilling its operational obligations System under this Agreement including effectuating the delivery of Water into Gatherer's Water, Producer's Water will be the last Water curtailed from Gatherer's Water System in the event of an interruption or curtailment affecting specific Receipt Points rather than Gatherer's Water System as a whole, and all of Producer's Water affected by a particular Receipt Point will be treated in the same manner in the event an allocation is necessary. Gatherer agrees not to contract to provide, at any time, gathering service on Gatherer's Water System on a basis that has a priority higher than what Producer's Water is entitled to pursuant to this Section 3.5 and under this Agreement.

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ARTICLE IV

EXHIBITS

4.1         Exhibits. All Exhibits attached to this Agreement are incorporated into and made an integral part of this Agreement by reference including the General Terms and Conditions set forth in the attached Exhibit "C" (the "GT&C").

4.2         Order of Precedence. In the event of any conflict between the terms as set out in the body of this Agreement and those set out in the GT&C, the terms in the body of this Agreement shall control.

ARTICLE V

CONSIDERATION &

FEES

5.1         Fees. For all of Producer's Water received into Gatherer's Water System, Gatherer shall charge and Producer shall pay the applicable "Water Gathering Fees" and any "Shortfall Payment” described on Exhibit "E" based on the Barrels of Producer's Water received at the Receipt Points. The Water Gathering Fee does not encompass disposal fees which are incurred under the New SWD Agreement. If and as applicable under Section 2.4(ii)(b), Gatherer shall charge and Producer shall pay the Initial System Pre-Inservice Fee. If and as applicable under Section 2.6, Gatherer shall charge and Producer shall pay the Expansion Fee.

5.2         Annual Fee Adjustments. The Base Fee, Meter Fee, and any applicable Miscellaneous Fees, including without limitation the Expansion Fee, components of the Water Gathering Fees may be adjusted annually during the term of this Agreement, for the prospective calendar year, the first prospective calendar year being 2020, based on the percentage change in the annual average in the "Consumer Price Index for All Urban Consumers (CPI-U): U.S. city average -All items" which occurred in the preceding calendar year as published by the United States Department of Labor, Bureau of Labor Statistics for the previous calendar year, but shall never be less than the Base Fee or Meter Fee, as applicable, set forth in Exhibit "E".

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ARTICLE VI

NOTICES

6.1         Notice Process. All notices and communications required or permitted under this Agreement shall be in writing and shall be considered as having been given if delivered personally, or when received by mail, by electronic means (confirmed as received before 5 p.m. at the place of receipt), or by express courier, postage prepaid, by either Party to the other at the addresses given below. Routine communications, including monthly statements, shall be considered as duly delivered when mailed by ordinary mail or by electronic means.

6.2         Addresses for Notice. Unless changed upon written notice by either Party, the addresses for notice purposes are as follows:

TO:	Emerald Oil, Inc. and/or Emerald WB LLC 1600 Broadway, Suite 1360

Denver, CO 80202

Phone: 303-595-5629

Contact: James Muchmore

TO:	Dakota Fluid Solutions LLC 1600 Broadway, Suite 1330

Denver, CO 80202

Phone: 202-213-5998

Contact: Tim Reynolds

ARTICLE VII

TERM

7.1         Primary and Extended Terms. This Agreement shall commence as of the Effective Date and shall remain in full force and effect for a primary term of fifteen (15) years (the "Primary Term") and shall continue year to year thereafter until terminated by either Party (the "Extended Term") by providing written notice of termination to the other Party at least sixty (60) days prior to the expiration of the Primary Term, or any subsequent annual expiration date.

(10)       Uneconomic Operations. Subject to any Force Majeure event affecting Producer's obligations to deliver Water hereunder, in addition to all other rights of Gatherer under this Agreement, in the event the sum of actual direct costs (for the avoidance of doubt, excluding overhead, depreciation, amortization and capital expenditures) incurred by Gatherer to operate any portion of Gatherer's Water System (the "Uneconomic Segment” ) during any ninety (90) day period are in excess of the total net revenue attributable to the Uneconomic Segment (including all Water Gathering Fees paid by Producer or any third party attributable to the Uneconomic Segment) during such ninety (90) day period, Gatherer shall have the right to send written notice (an "Uneconomic Notice ") to Producer of its intent to terminate receipts of Producer's Water into the Uneconomic Segment unless the Water Gathering Fees owed by Producer for Producer's Water delivered to the Uneconomic Segment are increased such that Gatherer's total anticipated net revenue attributable to the Uneconomic Segment is projected to equal one hundred and ten percent (110%) of Gatherer's actual direct costs (for the avoidance of doubt, excluding overhead, depreciation, amortization and capital expenditures) incurred by Gatherer to operate the Uneconomic Segment. Any increased Gathering Fee shall be borne pro-rata by Producer and any third party shipper on the Uneconomic Segment according to the anticipated Barrels of Producer's Water to be delivered to or flowed through the Uneconomic Segment. Within ten days of Producer 's receipt of notice from Gatherer, Producer shall elect by written notice sent to Gatherer either to:

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a.           Accept the increased Water Gathering Fees, or portion thereof, effective as of the beginning of the next AccoW1ting Period, owed by Producer for Producer's Water delivered to the Uneconomic Segment, whereupon Gatherer shall not send another Uneconomic Notice pursuant to this Section 7.2 for at least ninety (90) days; or

b.           Elect to obtain a Permanent Release of Producer's Leases and Wells directly affected by the Uneconomic Segment, and at Producer's election, in its sole discretion, from the dedication W1der New SWD Agreement, by delivery of written notice to Gatherer insofar as it pertains to the Uneconomic Segment after one hW1dred-eighty (180) days of Producer's receipt of the Uneconomic Notice under this Section 7.2.

ARTICLE VIII

MISCELLANEOUS

8.1         Assignment. This Agreement, including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto shall extend to and inure to the benefit of and be binding upon the Parties, and their respective successors and assigns, including any purchaser of Producer's interests in the leases that are dedicated W1der this Agreement or subsequent operator of the Wells and Producer's Water Facilities and upon any purchaser of Gatherer's Water System, or any part or interest therein which are subject to this Agreement; provided however, (i) this Agreement shall not be assigned by a Party without the prior written consent of the other Party, such consent shall not be unreasonably withheld, conditioned or delayed and (ii) no sale, assignment, conveyance, or other transfer (collectively, a "Transfer") of Producer's Leases, Wells or Producer's Water Facilities, or any part thereof or interest therein, or of any part of Gatherer's Water System, shall be made W11ess the transferee thereof shall assume and agree to be bound by this Agreement insofar as the same shall affect and relate to Producer' s Leases, the Wells, or Producer 's Water Facilities, Gatherer's Water System or interests so Transferred. Notwithstanding the conditions and restrictions set forth on assignment in this Section 8.1, each Party retains the right to freely assign this Agreement to an Affiliate within the first year following the Effective Date. Interests owned in the Area of Dedication by a transferee of any of Producer 's Leases or Wells that were owned prior to the effective date of such Transfer shall not become subject to this Agreement by virtue of such Transfer. It is further agreed, however, that nothing herein contained shall in any way prevent a Party hereto from pledging or mortgaging all or any part of its Leases, Wells, or Producer's Water Facilities if Producer, or Gatherer's Water System if Gatherer as security W1der any mortgage, deed of trust, or other similar lien, or from pledging this Agreement or any benefits accruing hereW1der to the Party making the pledge, without the assumption of obligations hereunder by the mortgagee, pledgee or other grantee W1der such instrument.

8.2         No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person or entity not a Party hereto other than successors and assigns of the Parties.

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8.3         Cooperation Under Related Dedication Agreements. The Parties expressly acknowledge that this Agreement is one of several agreements executed contemporaneously herewith by Producer, Gatherer, or an Affiliate of Gatherer pertaining to the gathering or transportation of crude and gas, and the disposal of water from the same Leases and Wells and covering the same Area of Dedication (the "Related Dedication Agreements "), with certain facilities to be located, and services to be provided, under this Agreement in proximity to those covered under the Related Dedication Agreements. The cooperation and performance by the Parties and their respective Affiliates of all of the obligations under this Agreement and each of the Related Dedication Agreements is essential for the Parties to receive the full benefit of their bargain under this Agreement and the Related Dedication Agreements. Subject to Force Majeure and any other applicable provisions under this Agreement or any Related Dedication Agreement, Gatherer and each Affiliate of Gatherer which is a party to a Related Dedication Agreement, shall construct, install and put into service the Initial System, pursuant to this Agreement, and the corresponding crude transportation system and gas gathering system under the Related Dedication Agreements, in each case, in their entirety, as to all of the Initial and Infill Receipt Points together with any future expansions beyond the Initial System undertaken pursuant to this Agreement and under the corresponding provisions of the Related Dedication Agreements.

8.4         Entirety; Amendment. Subject to Section 8.3, this Agreement together with the Exhibits attached hereto, constitutes the entire agreement and understanding between the Parties hereto and supersedes and renders null and void and of no further force and effect any prior proposals, understandings, negotiations or agreements between the Parties relating to the subject matter hereof, and all amendments and letter agreements in any way relating thereto. No provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument executed by the Parties.

8.5         Severability. Should any part of this Agreement be found to be void, unenforceable or be required to be modified by a court or governmental authority, then only that part of this Agreement shall be voided, unenforceable , or modified accordingly. The remainder of this Agreement shall remain in force and unmodified, subject to Section 6 of the GT&C.

8.6         Additional Water Services; Area of Interest. In the event Producer desires to construct, install, operate or perform water delivery, water management or water quality enhancement field services or Producer desires water gathering services in areas of McKenzie County south of Township 150, Billings County, or Stark County, North Dakota ("Area of Interest") (such additional types of locations or desired services collectively "Additional Water Services"), Producer shall give notice to Gatherer regarding such Additional Water Services, before soliciting such Additional Water Services or entering into any binding agreements with any third parties to perform such Additional Water Services. The selection of Gatherer or any third party to perform such Additional Water Services shall be in the sole discretion of Producer, and the performance of such Additional Water Services shall be at customary rates and governed by a separate agreement containing mutually agreeable terms and conditions.

8.7         Audit Rights.

a.           Except for Actual Construct Costs for which a process of disclosure and agreement is provided within Section 1(b) of the GT&C and Initial System Costs which are further addressed in Exhibit "E", upon ten (10) days prior written notice, either Party shall have the right, at reasonable times during normal business hours, but no more frequently than once each calendar year, at its own expense, to examine the books and records of the other Party to the extent necessary to audit and verify the accuracy of any statement, charge, or computation made under or pursuant to this Agreement. All statements, allocations, measurement, and payments made in any Accounting Period prior to the twenty-four (24) Month period preceding the Month in which notice of audit is given by the auditing Party shall be conclusively deemed to be true and correct and the scope of such audit shall be limited to statements, allocations, measurements and payments made during such twenty-four (24) Month period.

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b.           The auditing Party shall have ninety (90) days after commencement of the audit in which to submit a written claim, with supporting detail, for proposed adjustments. If the auditing Party fails to submit a written report to the audited Party within the ninety (90) day period, then all statements, charges and computations made under or pursuant to this Agreement that were within the audit period shall be deemed to be appropriate and accurate. Upon receipt of an audit report, the audited Party shall have ninety (90) days to make all recommended adjustments, or to notify the auditing Party that it does not agree and its basis for disagreement. Any unresolved disagreements shall be resolved pursuant to Section 10 of the GT&C.

8.8         Amendment and Restatement of Original Agreement. Upon execution of this Agreement by Gatherer and Producer, this Agreement shall amend, restate, supersede, and replace the Original Agreement, including any amendments thereto, in its entirety and for all purposes, effective as of the Effective Date.

8.9         Governing Law; Venue. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EXCLUSIVE VENUE FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT BY EITHER PARTY IN CONNECTION WITH THIS AGREEMENT OR ARISING OUT OF THE TERMS OR CONDITIONS HEREOF SHALL BE IN THE CITY AND COUNTY OF DENVER, COLORADO.

8.10       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which, when construed together, shall constitute one and the same instrument.

8.11       Ratification. Emerald WB LLC hereby ratifies, confirms and approves the Agreement in all respects and adopts it as Emerald WB LLC's act and deed to the same extent as if the Agreement had been executed by Emerald WB LLC on the date of its original execution, effective as of the Effective Date.

[Signature Page Follows]

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THE PARTIES HERETO have executed this Agreement effective as of the day and year first above written.

GATHERER	PRODUCER

DAKOTA FLUID SOLUTIONS
LLC, FORMERLY KNOWN AS
MESA OIL SERVICES, LLC	EMERALD OIL, INC.

By: /s/ Tim Reynolds	By: /s/ McAndrew Rudisill

Name: Tim Reynolds	Name: McAndrew Rudisill

Title: Founding Partner	Title: Chief Executive Officer and President

Date: May 26, 2015	Date: May 26, 2015

EMERALD WB LLC

By:/s/ McAndrew Rudisill

Name: McAndrew Rudisill

Title: President

Date: May 26, 2015

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